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First Community Corporation
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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Notice of Annual Meeting of Shareholders

April 15, 2004

Dear Fellow Shareholder:

        We cordially invite you to attend the 2004 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A. At the meeting, we will report on our performance in 2003 and answer your questions. We are excited about our accomplishments in 2003 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on May 19, 2004 at 11:00 a.m. at the Golden Hills Country Club, 100 Scotland Drive, Lexington, South Carolina for the following purposes:

        1.     To elect five members to the board of directors;

        2.     To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on April 1, 2004 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

        By order of the Board of Directors,

/s/ James C. Leventis	/s/ Michael C. Crapps
James C. Leventis	Michael C. Crapps
Chairman of the Board	President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29071	(803) 951-2265 Fax: (803) 951-1722

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement For Annual Meeting ofShareholders
to be Held on May 19, 2004

        Our board of directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set April 1, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,598,401 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Mr. Proctor and Mr. Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Proctor and Mr. Sawyer will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Proctor and Mr. Sawyer will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2004.

Proposal No. 1: Election of Directors

        The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2005 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Richard K. Bogan, MD	Thomas C. Brown	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.	James C. Leventis
Hinton G. Davis	W. James Kitchens, Jr.	Loretta R. Whitehead
Anita B. Easter	Mitchell M. Willoughby
George H. Fann, Jr., D.M.D.
Angelo L. Tsiantis

        There are currently six directors in Class I. However, one of our Class I directors, Angelo Tsiantis, has reached the mandatory retirement age as outlined in our bylaws. Therefore, he is not standing for reelection at the Annual Meeting. There are no plans to replace this position at this time, and therefore we have reduced the size of the Board to 12 members, and the size of Class I to five directors, effective as of the Annual Meeting. Consequently, shareholders will elect five nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2007 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Richard K. Bogan, Michael C. Crapps, Hinton G. Davis, Anita B. Easter, and George H. Fann, Jr. DMD as Class I directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. Proctor and Mr. Sawyer will vote your proxy to elect Dr. Bogan, Mr. Crapps, Mr. Davis, Ms. Easter and Dr. Fann. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Proctor and Mr. Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees, each of whom is also a director of the bank:

        Richard K. Bogan, 58, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He has served as medical director of Palmetto Physician Partners and president of SCDA, a management company of sleep clinics throughout the Southeast.

        Michael C. Crapps, 45, Class I director, has served as our President and Chief Executive Officer and as a director of the company since its formation in 1994. Mr. Crapps, a life-long resident of Lexington, South Carolina, was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. From 1985 to 1994, he worked for Republic National Bank in Columbia, becoming president, chief executive officer, and a director of that bank in 1993. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. He also serves the banking industry through his involvement in the South Carolina Bankers Association serving as its immediate past Chairman and on its Board of Directors. He is also past Chairman of the Lexington Chamber of Commerce. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the LSU Banking School of the South. Mr. Crapps is presently on the boards of directors of the American Cancer Society and servies as its Treasurer, the Greater Columbia Community Relations Council, the Saluda Shoals Park Foundation, the Lexington School District #1 Foundation and the Midlands Leadership Group.

        Hinton G. Davis, 66, Class I director, has served as a director of the company since its formation in 1994. Mr. Davis is the founder and chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively. Since founding these companies in 1981, Mr. Davis has worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits. Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

        Anita B. Easter, 59, Class I Director, has served as a director of the company since its formation in 1994. Mrs. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes. She received a B.S. in Nursing from the University of South Carolina in 1979. In the fall of 2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina.

        George H. Fann, Jr., D.M.D., 59, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 34 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina, he also serves as treasurer of the Lexington Medical Center Foundation. Dr. Fann was recently awarded the Order of the Palmetto by the Governor of South Carolina.

        Set forth below is also information about each of the company’s other directors and each of its executive officers. Each of the following directors is also a director of our bank.

        Thomas C. Brown, 45, Class II director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He is the treasurer of All Saints Episcopal Church, Pawleys Island, SC.

        Chimin J. Chao, 48, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in West Columbia, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

        O. A. Ethridge, D.M.D., 60, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children’s dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children’s Medical Center in Dayton, Ohio.

        W. James Kitchens, Jr., 42, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is currently owner of The Kitchens Firm, P.A., a certified public accounting firm in Columbia. Mr. Kitchens’ primary responsibility in his accounting practice is the management of investments. Since 2000 he has held the Chartered Financial Analyst designation. Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree at Duke University.

        James C. Leventis, 66, Class III director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994. Mr. Leventis is a shareholder of the law firm Rogers, Townsend & Thomas, PC where he has practiced since 1996. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina.

        Angelo L. Tsiantis, 73, Class I director, has served as a director of the company since its formation in 1994. Mr. Tsiantis has been self-employed in the restaurant business for over 50 years and is the president and owner of Triangle City Zesto, Inc. and Angelo’s Zesto. He served in the U.S. Army for two years and attended the University of South Carolina. Mr. Tsiantis has reached the mandatory retirement age as outlined in our bylaws and is not standing for reelection at the Annual Meeting.

        Loretta R. Whitehead, 61, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a realtor since 1981 and is currently a broker with RE/MAX Real Estate Services in Columbia, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She is a board member of the Lexington Medical Center Foundation. She also took additional graduate work at the Universities of South Carolina and University of Tennessee from 1963 through 1968.

        Mitchell M. Willoughby, 56, Class II director, has served as a director of the company since its formation in 1994. Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975. He is currently a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby serves as general counsel to the Greater Columbia Chamber of Commerce and serve in the SC Army National Guard with the rank of Colonel. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

        David K. Proctor, 47, has been the Senior Vice President/Senior Credit Officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit and operations for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in Business Administration.

        Joseph G. Sawyer, 53, has been Senior Vice President/Chief Financial Officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a  B.A. in Political Science.

         J. Ted Nissen, 42, has been Senior Vice President and Group Executive of the bank since July 1999. From July 1995 to July 1999 he was a Vice President and City Executive of the bank. He is a 1984 graduate of Presbyterian College with a BS in Business Management.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation paid by the company or First Community Bank to its chief executive officer and president and each of the other executive officers whose total annual compensation, including salary and bonus, for services rendered during the fiscal year ended December 31, 2003 exceeded $100,000.

Summary Compensation Table

				Long Term
				Compensation
				Awards
Name and	Annual Compensation (1)			Securities	All Other
Principal Position	Year	Salary	Bonus	Underlying Options (#)	Compensation (2)

Michael C. Crapps	2003	$146,879	$27,548	-	$8,730
President and CEO	2002	130,391	31,985	-	7,184
	2001	118,968	11,047	-	5,154

David K. Proctor	2003	$95,938	$17,726	-	$5,870
Senior Vice President,	2002	88,945	21,327	-	5,353
Senior Credit Officer	2001	84,940	7,887	-	4,942

Joseph G. Sawyer	2003	$96,981	$17,907	-	$5,882
Senior Vice President	2002	90,830	21,800	-	5,427
Chief Financial Officer	2001	85,758	7,963	-	4,967

J. Ted Nissen	2003	$86,308	$16,406	-	$5,223
Senior Vice President	2002	74,648	17,916	-	4,631
Group Executive	2001	70,552	6,546	-	4,189

(1)	Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by the named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s annual salary and bonus.

(2)	Includes company contributions to the 401(k) plan for the years ended December 31, 2003, 2002 and 2001, respectively.

Aggregated Option Exercises and Year-End Option Values

	Number of Unexercised Securities	Value of Unexercised
	Underlying Options at	In-the-Money Options at
	Fiscal Year End(#)	Fiscal Year End ($)(2)
Name	Exercisable/Unexercisable(1)	Exercisable/Unexercisable

Michael C. Crapps	24,939/1,311	$318,915/$10,165
David K. Proctor	9,713/788	$117,155/$6,110
Joseph G. Sawyer	9,713/788	$117,155/$6,110
J. Ted Nissen	7,350/525	$ 90,462/$4,074

(1)	The numbers have been adjusted to reflect the effect of the June 30, 2001 5% stock dividend and the February 28, 2002 5-for-4 stock split.

(2)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($21.75) of the underlying common stock at December 31, 2003. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreements

        Michael C. Crapps and James C. Leventis Upon its formation, the company entered into employment agreements with Michael C. Crapps, as the President and Chief Executive Officer of the company, and James C. Leventis, as the Chairman of the Board of the company. Both employment agreements provided for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without additional extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Crapps provided for a starting annual salary of $90,000, and the agreement with Mr. Leventis provided for an annual salary of $25,000 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board’s recommendation. Both Mr. Crapps and Mr. Leventis are also eligible to receive annual payments based upon achievement criteria established by the board of directors. Since the company’s formation through 2002, Mr. Leventis devoted approximately 25% of his time to the company. In 2003, Mr. Leventis began devoting a greater percentage of his time to the company (currently approximately 75% of his time), and the company increased his salary proportionately.

        Both agreements provide that if the company terminates the executive’s employment without cause or if the executive’s employment is terminated due to a sale, merger, or dissolution of the company or First Community Bank, the company will be obligated to continue his salary and bonus for the first 12 months thereafter plus one-half of his salary and bonus for the second 12 months thereafter. Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

        In addition, both employment agreements provide that following termination of the executive’s employment with the company and for a period of 12 months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or (iii) solicit employees of the company for employment.

        David K. Proctor, and Joseph G. Sawyer The company has entered into employment agreements with David K. Proctor, as Senior Vice President and Senior Credit Officer, and Joseph G. Sawyer, as Senior Vice President and Chief Financial Officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other.

        The term of each agreement is currently three years. The agreement with Mr. Proctor provided for a starting annual salary of $89,278, and the agreement with Mr. Sawyer provided for an annual salary of $91,260 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board’s recommendation. Both Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

        Both agreements provide that if the company terminates the executive’s employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his then current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination. If the executive terminates his employment or the company terminates the executive’s employment after a change in control without cause, the company will pay the employee an amount equal to two times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of termination. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical and life insurance benefits for a period of two years after termination.

        In addition, each agreement provides that during the employee’s employment and for a period of 12 months thereafter, the employee may not (without prior written consent of the company) compete with the company or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 10 miles from the bank’s main office or any of its branch offices. This restriction does not apply after a change in control.

Director Compensation

        During the year ended December 31, 2003, outside directors received fees of $150 for attendance at each committee meeting and $500 for attendance at each Board meeting. Neither Mr. Crapps nor Mr. Leventis received these fees.

Security Ownership of Certain
Beneficial Owners and Management

        The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 15, 2004. The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

	Number of Shares		% of Beneficial
Name	Owned (1)	Right to Acquire (2)	Ownership(3)

Richard K. Bogan	3,100	5,250.52%

Thomas C. Brown	19,687	5,250	1.56%

Chimin J. Chao	20,301	5,250	1.59%

Michael C. Crapps	13,034	26,250	2.42%

Hinton G. Davis (4)	57,093	5,250	3.89%

Anita B. Easter	17,918	5,250	1.45%

O.A. Ethridge	13,125	5,250	1.15%

George H. Fann, Jr.	55,256	5,250	3.78%

W. James Kitchens, Jr.	51,747	262	3.26%

James C. Leventis (5)	7,218	10,500	1.10%

David K. Proctor	11,020	10,500	1.34%

J. Ted Nissen	3,272	7,875.69%

Joseph G. Sawyer	5,784	10,500	1.01%

Angelo L. Tsiantis	19,031	5,250	1.52%

Loretta R. Whitehead	10,500	5,250.98%

Mitchell M. Willoughby	14,437	5,250	1.23%

All executive officers and directors
as a group (16 persons)	322,523	118,387	25.70%

(1)	Includes shares for which the named person:
o	has sole voting and investment power,
o	has shared voting and investment power with a spouse, or otherwise claimed as beneficially owned, or
o	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

               Does not include shares that may be acquired by exercising stock options.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(3)	Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

(4)	Includes 13,125 shares held by an investment company affiliate of Mr. Davis.

(5)	Includes 4,668 shares held by an investment affiliate of Mr. Leventis.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2003, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served with the exception of Director Bogan and Director Davis who both attended 67% of the meetings.

        Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend our annual meeting of First Community Corporation shareholders. Five directors attended the 2003 annual meeting of shareholders.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina 29072. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        Our board of directors has appointed a number of committees, including an audit committee, executive committee, nominating committee and human resources committee. The audit committee is composed of Mr. Davis, Mr. Ethridge, Mr. Kitchens, Mr. Willoughby, Ms. Whitehead, and Ms. Easter. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. Our board has determined that Mr. Kitchens, who was appointed to the audit committee on March 16, 2004, qualifies as an audit committee financial expert under the SEC rules. The audit committee met four times in 2003.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee has a written charter which was adopted on March 18, 2003. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the board of directors.

        The company has recently established a nominating committee which is responsible for nominating individuals for election to the company’s Board of Directors. Prior to establishing this committee, the company’s executive committee acted in this capacity. The executive committee met one time during 2003 and the nominating committee has met one time during the first quarter of 2004. The nominating committee is composed of George H. Fann, Jr., W. James Kitchens, Jr. and Mitchell M. Willoughby. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards.

        On March 16, 2004 the Board adopted a nominating committee charter. The charter provides that the responsibilities of the committee include; (a) reviewing the qualifications and independence of the members of the Board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for electionas officers; (d) providing quidance on board and corporate governance issues; (e) consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

        Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

        A copy of the nominating committee charter may be viewed on the company’s website: www.firstcommunitysc.com.

        Our human resources committee is responsible for establishing the compensation plans for the company. The committee’s duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met three times during the year ended December 31, 2003. The human resources committee is composed of the following members: Thomas C. Brown, Hinton G. Davis, Loretta R. Whitehead, and Angelo L. Tsiantis.

Report of the Audit Committee of the Board

        The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The Audit Committee has reviewed and discussed with management the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

        The report of the Audit Committee is included herein at the direction of its members, Mr. Davis, Dr. Ethridge, Mr. Willoughby, Ms. Whitehead and Ms. Easter.

Audit Fees

        The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2003 and 2002:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002

Audit & Tax Fees	$18,300	$18,935
Audit-Related Fees	$3,000	$3,000
All Other Fees	$650	-

Total	$21,950	$21,935

        Audit Fees & Tax Fees – This category includes the aggregate fees billed for services rendered by Clifton D. Bodiford, CPA for the audits of our financial statements and preparation of the corporate tax returns.

        Audit-Related Fees – This category consists of billings from Clifton D. Bodiford, CPA for limited reviews of our quarterly financial statements.

        All Other Fees – This category consists of billings by Clifton D. Bodiford, CPA for services for related to implementation of a Dividend Reinvestment Plan in 2003

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

        The company and First Community Bank have banking and other transactions in the ordinary course of business with directors and officers of the company and First Community Bank and their affiliates. It is the company’s policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or First Community Bank. Loans to individual directors and officers must also comply with First Community Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, the company’s directors, its executive officers, and certain individuals are required to report periodically their ownership of the company’s common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2003.

Independent Auditor

        The company has selected Clifton D. Bodiford, C.P.A. to serve as the independent auditor to the company for the year ending December 31, 2004. He will be present at the annual meeting. He will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.

Shareholder Proposals for the 2005 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than November 19, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

March 23, 2004

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST COMMUNITY CORPORATION
To be held on May 19, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Golden Hills Country Club, 100 Scotland Drive, Lexington, South Carolina, at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the five identified Class I directors to serve on the Board of Directors each for three-year terms

1.        PROPOSAL to elect the five identified Class I directors to serve for three year terms:

Richard K. Bogan, MD
Michael C. Crapps
Hinton G. Davis
Anita B. Easter
Georgia H. Fann, Jr., D.M.D.

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.)

Dated:                                                              , 2004

_________________________________	_________________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

_________________________________	_________________________________
Please print name	Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.